UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2008

FOX PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52721	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

64 Knightsbridge, London England SW1X 7JF
(Address of principal executive offices and Zip Code)

44-207-590-9630
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[           ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[           ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[           ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[           ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2008, we entered into an agreement of intentions to purchase the Geneseo-Edwards Program with Hodgden & Associates. Pursuant to the agreement, we have an exclusive right to purchase the program until July 31, 2008. If we purchase the program, the terms of the agreement will be as follows:

  The three leases of the program are located in Ellsworth County, Kansas. A mutual area of interest will be established to cover the entire leases in addition to some of the surrounding areas. An overriding royalty in an amount equal to the overriding royalty interests retained by Mr. Hodgden and Dr. Knight, two partners of Hodgden & Associates, will also be assigned at no cost to Mr. Hodgden and Dr. Knight by us in all additional acreage acquired in any manner by us within the mutual area of interest;

  We will pay Mr. Hodgden and Dr. Knight $80,000 and Hodgeden and Associates will sell and assign an 80% net revenue interest (100% working interest) in the three leases. The landowner royalty on each of these leases is 12% and Hodgeden and Associates will retain an overriding royalty interest of 7.5% in each lease; and

  We will be expected to drill a minimum of ten wells on these leases and we will have to drill and establish production on each lease before the expiration date of each lease. The expiration dates of these leases are November 19, 2008, August 19, 2009, and August 31, 2009. If we fail to drill and establish production on each lease before the expiration date, we will have to pay $150,000 per lease lost to Hodgden & Associates.

We must be prepared to act under this agreement by no later than July 31, 2008 by paying $80,000 due to Hodgeden and Associates for the existing leases. If we fail to do so, we will have to pay $175,000 to Hodgeden & Assocaites and release Hodgden & Associates to find another buyer for the program.

Item 9.01	Financial Statements and Exhibits

10.1	Agreement of Intention to Sell/Purchase the Geneseo-Edwards Program between Hodgden & Assocaites and our company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

/s/ Alexander Craven
Alexander Craven
Vice President, Finance

May 29, 2008